Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-139367) of US BioEnergy Corporation of the following report appearing in this Annual Report on Form 10-K for the year ended December 31, 2006:
•	our report dated February 18, 2005, except for Notes 10 and 11, as to which the date is July 14, 2006, relating to our audit of the consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC for the year ended December 31, 2004.

/s/ Kennedy and Coe, LLC

Wichita, Kansas
March 29, 2007